EXHIBIT 99.1

PRESS RELEASE

WELLPOINT APPOINTS JAMIE S. MILLER SENIOR VICE PRESIDENT AND CHIEF ACCOUNTING OFFICER

Indianapolis, IN – August 9, 2007—WellPoint, Inc. (NYSE: WLP) today announced the appointment of Jamie S. Miller as senior vice president and chief accounting officer. She will be responsible for all corporate accounting operations, the integrity of the company’s financial records, SEC reporting, finance shared services including project management, investor relations and the execution of tax policies.

“Jamie has an exceptional track record in leading high performing teams and her deep background in accounting and financial management will be a great addition to our leadership team,” said Wayne S. DeVeydt, executive vice president and chief financial officer of WellPoint, Inc. “Clearly, as WellPoint continues to expand the benefits and services it offers through its health plans, Jamie and her team will be very important in helping to manage the financial resources and support for those initiatives.”

Prior to joining WellPoint, Jamie served with PricewaterhouseCoopers LLP in a number of roles including, most recently, as the Financial Services leader for the Chicago practice. She was the lead partner for a number of large, national, insurance and financial services companies. Prior to her current role at PricewaterhouseCoopers, she was vice president, corporate controller and chief accounting officer at Genworth Financial.

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Contacts:	WellPoint

Media
James P. Kappel, (317) 488-6400

Investor Relations
Michael Kleinman, (317) 488-6713

About WellPoint, Inc.

WellPoint’s mission is to improve the lives of the people it serves and the health of its communities. WellPoint, Inc. is the largest health benefits company in terms of commercial membership in the United States. Through its nationwide networks, the company delivers a number of leading health benefit solutions through a broad portfolio of integrated health care plans and related services, along with a wide range of specialty products such as life and disability insurance benefits, pharmacy benefit

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management, dental, vision, behavioral health benefit services, as well as long term care insurance and flexible spending accounts. Headquartered in Indianapolis, Indiana, WellPoint is an independent licensee of the Blue Cross and Blue Shield Association and serves its members as the Blue Cross licensee for California; the Blue Cross and Blue Shield licensee for Colorado, Connecticut, Georgia, Indiana, Kentucky, Maine, Missouri (excluding 30 counties in the Kansas City area), Nevada, New Hampshire, New York (as Empire Blue Cross Blue Shield in 10 New York City metropolitan and surrounding counties and as Empire Blue Cross or Empire Blue Cross Blue Shield in selected upstate counties only), Ohio, Virginia (excluding the Northern Virginia suburbs of Washington, D.C.), Wisconsin; and through UniCare. Additional information about WellPoint is available at www.wellpoint.com.

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